Exhibit 99.1

 NEWS RELEASE

For Immediate Release

Contact:  John L. Calmes, Jr.

 Executive VP, Chief Financial & Strategy Officer, and Treasurer

 (864) 298-9800

GREENVILLE, S.C. (January 27, 2026) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its third quarter of fiscal 2026.

WORLD ACCEPTANCE CORPORATION REPORTS FISCAL 2026 THIRD QUARTER RESULTS

Third fiscal quarter highlights

Following the pandemic, the Company made the strategic decision to tighten underwriting standards dramatically in an effort to manage conservatively through the uncertainty and improve the credit quality of our portfolio. One consequence of this decision was that our outstanding balances decreased each year from fiscal 2023 to fiscal 2025. During fiscal 2025, we made the decision to resume a strategy of targeted growth in the portfolio.

As a result, we are pleased to report that for the second quarter in a row, we grew our outstanding loans year over year and in the third quarter of this fiscal year, our balances increased 1.5% as compared to the same quarter last fiscal year. Excluding acquisitions, our organic growth was up 2.5% year over year. More importantly, the unique customer base increased 4.1% as compared to the same quarter last fiscal year, the largest growth and largest customer base we've had since fiscal 2022. To reverse the trend after several years of declining balances and still maintain high credit quality, we targeted more high credit quality new customers and as a result new customers as a percent of the portfolio has increased from 6.4% of the portfolio as of September 30, 2024, to 9.9% as of December 31, 2025. While these new customers continue to perform well, new customers carry a substantially higher reserve for loan losses under our allowance methodology than existing customers.

As a result of an increased proportion of the portfolio being new customers, we were required to rebuild our allowance substantially to account for the resumption of our targeted growth strategy. To put this into perspective, our provision for credit losses exceeded our net charge-offs by $4.9 million in the fiscal third quarter and $19.3 million for the nine months ended December 31, 2025.

We expect that the investments we made in our portfolio this year will begin to pay off towards the next fiscal year as we continue our targeted growth with fewer new customers as a percent of the mix. We expect lower charge-offs and reserve rates and improved profitability as the new customers gain tenure in the portfolio and additional growth is more widely dispersed.

Highlights from the third quarter include:

•	Interest, fee, and insurance income increased $3.6 million, or 2.7%, including a 84 basis point yield increase, compared to the same quarter in the prior year;

•	Increased customer base 4.1% during the 12 month period ended December 31, 2025, compared to the same period in the prior fiscal year;

•	Increased gross loans outstanding 1.5% from December 31, 2024;

•	Increased loan origination volume for new customers 16.6% and refinance customers 8.0% compared to the same quarter in the prior fiscal year;

•	Decreased loans 0-60 days past due on a recency basis from 20.0% as of December 31, 2024, to 18.1% as of December 31, 2025; and

•	Decreased loans 60 days or more past due on a recency basis from 5.7% as of December 31, 2024, to 5.6% as of December 31, 2025.

Portfolio results

Gross loans outstanding were $1.40 billion as of December 31, 2025, a 1.5% increase from the $1.38 billion of gross loans outstanding as of December 31, 2024. This represents a substantial improvement from shrinking 4.0% year over year as of March 31, 2025.

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WRLD Reports Fiscal 2026 Third Quarter Results

During the most recent quarter, our new and current customer borrowing increased when compared to the same quarter of fiscal year 2025. New and refinanced customer loan volume increased 16.6% and 8.0%, respectively, compared to the same quarter of fiscal year 2025. Our customer base increased by 4.1% during the twelve-month period ended December 31, 2025, compared to an increase of 3.7% for the comparable period ended December 31, 2024. During the quarter ended December 31, 2025, the number of unique borrowers in the portfolio increased by 4.2%, compared to an increase of 6.2% during the quarter ended December 31, 2024.

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q3 FY 2026	Q3 FY 2025	Q3 FY 2024
New Customers	$66,853,712	$57,332,913	$46,768,269
Former Customers	$107,454,807	$109,982,248	$96,582,426
Refinance Customers	$658,594,065	$609,851,426	$600,866,594

As of December 31, 2025, the Company had 1,013 open branches. For branches open at least twelve months, same store gross loans increased 2.5% in the twelve-month period ended December 31, 2025, compared to a 0.2% decrease for the twelve-month period ended December 31, 2024. For branches open throughout both periods, the customer base over the twelve-month period ended December 31, 2025, increased 4.8%, compared to an increase of 4.9% for the twelve-month period ended December 31, 2024.

Three-month financial results

The third quarter's $0.9 million net loss was a $14.3 million decrease from net income of $13.4 million for the same quarter of the prior year. Net loss per diluted share was $0.19 in the third quarter of fiscal 2026, as compared to net income per diluted share of $2.45 for the same quarter of the prior year. The third quarter included $5.4 million in share based compensation expense, which is a $5.0 million increase compared to the same quarter of the prior year. Net loss was also negatively impacted by an increase in provision for credit losses, largely related to our new loan growth. However, we expect solid returns on our fiscal 2025 and fiscal 2026 originations given early payment performance and yield.

Total revenues for the third quarter of fiscal 2026 increased to $141.3 million, a 1.9% increase from $138.6 million for the same quarter of the prior year. Interest and fee income increased 2.9%, from $122.4 million in the third quarter of fiscal 2025 to $126.0 million in the third quarter of fiscal 2026. Insurance income remained relatively flat at $12.5 million in the third quarter of fiscal 2026 as compared to the third quarter of fiscal 2025. The large loan portfolio decreased from 48.2% of the overall portfolio as of December 31, 2024, to 43.5% as of December 31, 2025. Interest and insurance yields for the quarter ended December 31, 2025, increased 84 basis points as compared to the quarter ended December 31, 2024. Other income decreased $1.0 million, or 25.5%, to $2.8 million in the third quarter of fiscal 2026, compared to $3.8 million in the third quarter of fiscal 2025.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology, which requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses increased $7.3 million to $51.4 million, from $44.1 million when comparing the third quarter of fiscal 2026 to the third quarter of fiscal 2025. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	Q3 FY 2026	Q3 FY 2025	Difference	Reconciliation
Beginning Allowance - September 30	$117.8	$114.5	$3.3
Change due to Growth	$7.7	$7.6	$0.1	$0.1
Change due to Expected Loss Rate on Performing Loans	$(2.0)	$(5.6)	$3.6	$3.6
Change due to 90 day past due	$(0.9)	$(0.3)	$(0.6)	$(0.6)
Ending Allowance – December 31	$122.6	$116.2	$6.4	$3.1
Net Charge-offs	$46.6	$42.4	$4.2	$4.2
Provision	$51.4	$44.1	$7.3	$7.3

Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

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WRLD Reports Fiscal 2026 Third Quarter Results

The provision was negatively impacted by an increase in net charge-offs and growth in new customers during the quarter. Our 0-5 month customers increased as a percentage of the portfolio from 8.6% as of September 30, 2025, to 9.9% as of December 31, 2025. This led to an increase in the overall expected loss rates of the portfolio during the quarter.

Net charge-offs for the quarter increased $4.2 million, from $42.4 million in the third quarter of fiscal 2025, to $46.6 million in the third quarter of fiscal 2026. Net charge-offs as a percentage of average net loans receivable on an annualized basis increased to 18.7% in the third quarter of fiscal 2026 from 17.2% in the third quarter of fiscal 2025.

Accounts 61 days or more past due decreased to 5.6% on a recency basis at December 31, 2025, compared to 5.7% at December 31, 2024. Our allowance for credit losses as a percent of net loans receivable was 11.8% at December 31, 2025, compared to 11.4% at December 31, 2024. Recency delinquency on accounts 0 to 60 days past due decreased from 20.0% at December 31, 2024, to 18.1% at December 31, 2025.

The table below has been updated to reflect the customer tenure-based methodology, which aligns with our CECL methodology and illustrates changes in portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
12/31/2020	$413,509,916	$851,073,804	$1,264,583,720
12/31/2021	$527,433,398	$1,078,703,853	$1,606,137,251
12/31/2022	$421,291,725	$1,132,819,599	$1,554,111,324
12/31/2023	$315,059,832	$1,085,605,652	$1,400,665,484
12/31/2024	$310,926,501	$1,070,584,174	$1,381,510,675
12/31/2025	$364,031,807	$1,037,006,479	$1,401,038,286

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
12/31/2020	$(76,430,390)	$(31,803,438)	$(108,233,828)
12/31/2021	$113,923,482	$227,630,049	$341,553,531
12/31/2022	$(106,141,673)	$54,115,746	$(52,025,927)
12/31/2023	$(106,231,893)	$(47,213,947)	$(153,445,840)
12/31/2024	$(4,133,331)	$(15,021,478)	$(19,154,809)
12/31/2025	$53,105,306	$(33,577,695)	$19,527,611

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
12/31/2020	32.7%	67.3%
12/31/2021	32.8%	67.2%
12/31/2022	27.1%	72.9%
12/31/2023	22.5%	77.5%
12/31/2024	22.5%	77.5%
12/31/2025	26.0%	74.0%

General and administrative (“G&A”) expenses increased $10.8 million, or 16.1%, to $78.1 million in the third quarter of fiscal 2026, compared to $67.2 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 48.5% during the third quarter of fiscal 2025, to 55.3% during the third quarter of fiscal 2026. G&A expenses per average open branch increased by 19.1%, when comparing the third quarter of fiscal 2026 to the third quarter of fiscal 2025.

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WRLD Reports Fiscal 2026 Third Quarter Results

Personnel expense increased $10.2 million, or 24.9%, during the third quarter of fiscal 2026 as compared to the third quarter of fiscal 2025. Salary expense increased approximately $2.8 million, or 8.7%, during the quarter ended December 31, 2025, compared to the quarter ended December 31, 2024. Our headcount as of December 31, 2025, increased 10.2% compared to December 31, 2024. Benefit expense increased approximately $0.8 million, or 10.1%, when comparing the quarterly periods ended December 31, 2025 and 2024. Incentive expense increased $6.9 million in the third quarter of fiscal 2026 compared to the third quarter of fiscal 2025. The increase in incentive expense is primarily due to a $5.0 million increase in share based compensation expense. Share based compensation expense increased due to share grants in December of 2024 and June of 2025. There was also a significant increase in field level incentives. Over the last several months we have increased headcount in the field to further improve branch level performance. We expect a 3-5% reduction in headcount moving forward as we right size our staffing levels.

Occupancy and equipment expense increased $0.1 million, or 1.2%, when comparing the quarterly periods ended December 31, 2025 and 2024.

Advertising expense decreased $0.7 million, or 15.5%, in the third quarter of fiscal 2026 as compared to the third quarter of fiscal 2025 due to increased efficiency in our customer acquisition programs.

Interest expense for the quarter ended December 31, 2025, increased by $1.5 million, or 13.2%, from the corresponding quarter of the previous year. Interest expense primarily increased due to a 17.1% increase in average debt outstanding for the quarter, partially offset by a 2.8% decrease in the effective interest rate from 8.4% to 8.1%. The average debt outstanding increased from $534.0 million to $625.4 million, when comparing the quarters ended December 31, 2024 and 2025. The Company’s debt to equity ratio increased to 1.9:1 at December 31, 2025, compared to 1.3:1 at December 31, 2024. As of December 31, 2025, the Company had $677.2 million of debt outstanding.

Income tax benefit was $0.1 million in the third quarter of fiscal 2026, compared to income tax expense of $2.6 million in the third quarter of fiscal 2025.

Other key return ratios for the third quarter of fiscal 2026 included a 4.0% return on average assets and a return on average equity of 10.6% (both on a trailing twelve-month basis).

The Company repurchased 102,559 shares, or 2.1% of its outstanding common stock, at an aggregate purchase price of approximately $15.0 million during the third quarter of fiscal 2026. This is in addition to repurchases of 473,476 shares during the first half of fiscal 2026 at an aggregate purchase price of approximately $79.6 million. The Company has repurchased 11.0% of its outstanding shares fiscal year to date. As of December 31, 2025, the Company had approximately $18.4 million in aggregate remaining repurchase capacity under its current share repurchase program and $61.1 million in aggregate remaining repurchase capacity under the terms of its revolving credit facility. The Company repurchased 400,617 shares during fiscal 2025 at an aggregate purchase price of approximately $54.2 million. The Company had approximately 4.8 million common shares outstanding, excluding 181,469 unvested restricted shares, as of December 31, 2025.

Nine-month financial results

Net loss for the nine-months ended December 31, 2025, decreased $47.0 million to $1.5 million compared to net income of $45.5 million for the same period of the prior year. This resulted in a net loss of $0.30 per diluted share for the nine months ended December 31, 2025, compared to net income of $8.23 per diluted share in the prior-year period. Total revenues for the first nine-months of fiscal 2026 increased 2.2% to $408.2 million, compared to $399.6 million during the corresponding period of the previous year due to an increase in loans outstanding. Annualized net charge-offs as a percent of average net loans increased from 17.1% during the first nine-months of fiscal 2025 to 18.4% for the first nine-months of fiscal 2026.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

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WRLD Reports Fiscal 2026 Third Quarter Results

Third quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=CbIofLwS. The call will be available for replay on the Internet for approximately 30 days.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including pursuant to policies of the new U.S. administration; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that is or may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory examinations, proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2025, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Fiscal 2026 Third Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Revenues:
Interest and fee income	$125,973	$122,390	$360,234	$347,457
Insurance and other income, net	15,279	16,242	47,936	52,113
Total revenues	141,252	138,632	408,170	399,570

Expenses:
Provision for credit losses	51,423	44,103	151,780	136,191
General and administrative expenses:
Personnel	51,319	41,075	145,070	99,805
Occupancy and equipment	12,441	12,293	36,046	36,794
Advertising	3,757	4,448	8,226	8,926
Amortization of intangible assets	777	938	2,417	2,903
Other	9,763	8,469	28,626	26,564
Total general and administrative expenses	78,057	67,223	220,385	174,992

Interest expense	12,786	11,294	36,758	31,520
Total expenses	142,266	122,620	408,923	342,703

Income (loss) before income taxes	(1,014)	16,012	(753)	56,867

Income tax expense (benefit)	(102)	2,624	760	11,404

Net income (loss)	$(912)	$13,388	$(1,513)	$45,463

Net income (loss) per common share, diluted	$(0.19)	$2.45	$(0.30)	$8.23

Weighted average diluted shares outstanding	4,759	5,464	5,025	5,527

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WRLD Reports Fiscal 2026 Third Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	December 31, 2025	March 31, 2025	December 31, 2024
ASSETS
Cash	$9,448	$4,714	$10,304
Gross loans receivable	1,402,316	1,225,636	1,381,462
Less:
Unearned interest, insurance and fees	(366,582)	(309,320)	(361,444)
Allowance for credit losses	(122,649)	(103,347)	(116,111)
Loans receivable, net	913,085	812,969	903,907
Restricted cash	32,767	5,016	5,279
Income taxes receivable	16,370	—	7,188
Operating lease right-of-use assets, net	72,273	76,235	78,857
Property and equipment, net	17,850	19,766	20,551
Deferred income taxes, net	32,106	33,291	31,967
Other assets, net	36,131	40,871	36,775
Goodwill	7,371	7,371	7,371
Intangible assets, net	4,978	7,394	8,301
Total assets	$1,142,379	$1,007,627	$1,110,500

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Revolving Credit Facility	$575,685	$262,451	$335,949
Warehouse Facility	101,548	—	—
Senior unsecured notes payable, net	—	184,418	223,910
Income taxes payable	—	223	—
Operating lease liability	74,694	78,690	81,207
Accounts payable and accrued expenses	38,850	42,365	41,264
Total liabilities	790,777	568,147	682,330

Shareholders' equity	351,602	439,480	428,170
Total liabilities and shareholders' equity	$1,142,379	$1,007,627	$1,110,500

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WRLD Reports Fiscal 2026 Third Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS

(unaudited and in thousands, except percentages and branches)

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024

Gross loans receivable	$1,402,316	$1,381,462	$1,402,316	$1,381,462
Average gross loans receivable (1)	1,348,387	1,336,375	1,294,836	1,299,519
Net loans receivable (2)	1,035,734	1,020,018	1,035,734	1,020,018
Average net loans receivable (3)	998,690	987,833	960,838	961,767

Expenses as a percentage of total revenue:
Provision for credit losses	36.4%	31.8%	37.2%	34.1%
General and administrative	55.3%	48.5%	54.0%	43.8%
Interest expense	9.1%	8.1%	9.0%	7.9%
Operating income as a % of total revenue (4)	8.3%	19.7%	8.8%	22.1%

Loan volume (5)	832,849	777,197	2,314,154	2,161,632

Net charge-offs as percent of average net loans receivable on an annualized basis	18.7%	17.2%	18.4%	17.1%

Return on average assets (trailing 12 months)	4.0%	7.5%	4.0%	7.5%

Return on average equity (trailing 12 months)	10.6%	19.2%	10.6%	19.2%

Branches opened or acquired (merged or closed), net	—	(10)	(11)	(13)

Branches open (at period end)	1,013	1,035	1,013	1,035

(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.

(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.

(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.

(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.

(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

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